Exhibit 99.1
 CONTACT: Todd, Luke - Xura, Inc.
(781) 213-2131
                                      Luke.Todd@Xura.com
Xura Receives Notice from Nasdaq

WAKEFIELD, MA, December 23, 2015 - Xura, Inc. (“Xura”; NASDAQ: MESG) received a notification letter from The Nasdaq Stock Market on December 17, 2015 that it is not in compliance with Nasdaq Listing Rule 5250(c)(1) because the company did not timely file its Quarterly Report on Form 10-Q for the period ended October 31, 2015 with the Securities and Exchange Commission.

As previously reported, the Company has completed two material transactions in the past two quarters.  The accounting for these transactions is complex and has placed substantial burden on the Company’s financial reporting and accounting personnel.  The Company is working diligently to finalize its financial statements and related disclosures and evaluate the implications on its controls.

The Nasdaq letter provides that the Company has until February 15, 2016 to submit a plan to regain compliance.  The Company currently intends to file its Form 10-Q on December 28, 2015 or as soon as practicable thereafter.

About Xura, Inc.

Xura offers a portfolio of digital services solutions that enable global communications across a variety of mobile devices and platforms. We help communication service providers (“CSPs”) and enterprises navigate and monetize the digital ecosystem to create innovative, new experiences through our cloud-based offerings. Our solutions touch more than three billion end points, through 350+ service providers and enterprises in 140+ countries. You can find us at www.Xura.com.

Forward-Looking Statements

This press release includes “forward-looking statements.” Forward-looking statements include statements regarding the company’s expectation in respect of the timing of the filing its Form 10-Q.  In some cases, forward-looking statements can be identified by the use of terminology such as “may,” “expects,” “plans,” “anticipates,” “estimates,” “believes,” “potential,” “projects,” “forecasts,” “intends,” or the negative thereof or other comparable terminology. By their very nature, forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause actual results, performance and the timing of events to differ materially from those anticipated, expressed or implied by forward-looking statements. Such risks or uncertainties may give rise to claims or regulatory issues, increase exposure to contingent liabilities and cause pressure on the company's stock price.  In this filing, risks relating to the forward-looking statements include (among other factors), the complexity of the preparation of our financial statements in light of several recently completed transactions, as well as the acquisition-related, financial accounting and other risks set forth in the "Forward-Looking Statements" and Item 1A, "Risk Factors" and elsewhere in the Company's Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q for the quarters ended April 30, 2015 and July 31, 2015, or in other subsequently filed periodic, current or other reports. The company undertakes no commitment to update or revise any forward-looking statements except as required by law. The risks and uncertainties discussed above, as well as others, are discussed in greater detail in our filings with the SEC. The documents and reports the company files with the SEC are available through the company, or its website, www.Xura.com, or through the SEC's Electronic Data Gathering, Analysis, and Retrieval system (EDGAR) at www.sec.gov.